Exhibit 23.1

KPMG Audit A division of KPMG S.A. 2, Avenue Gambetta CS60055 – 92066 Paris La Défense France	ERNST & YOUNG Audit 1/2, place des Saisons 92400 Courbevoie Paris–La Défense 1

TOTAL SE

Consent of Independent Registered Public Accounting Firms

TOTAL SE 2, place Jean Millier - La Défense 6 92400 Courbevoie
This report contains 2 pages

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2021 Employee Shareholder Plan of:

(i)	our report dated March 17, 2021, with respect to the consolidated balance sheets of TOTAL SE and its subsidiaries as of December 31, 2020, 2019 and 2018, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2020, and the related notes (our report thereon refers to the change in TOTAL SE’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”), and

(ii)	our report dated March 17, 2021, with respect to the effectiveness of TOTAL SE and its subsidiaries’ internal control over financial reporting as of December 31, 2020,

which reports appear in the Annual Report on Form 20-F of TOTAL SE for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021, and to the reference to our firms under the heading “Selected Financial Data” in such Annual Report.

Paris-La Défense, April 23, 2021

KPMG Audit	ERNST & YOUNG Audit

A division of KPMG S.A.

Represented by

/s/ JACQUES-FRANÇOIS LETHU	/s/ ERIC JACQUET	/s/ ERNST & YOUNG Audit
Jacques-François Lethu	Eric Jacquet
Partner	Partner